Exhibit 10.35
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Steven R. Carlson (“Executive”) and Obagi Medical Products, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been employed by the Company and served in various roles with the Company and its affiliates, including but not limited to OMP, Inc.;

WHEREAS, Executive signed an Employment Agreement with the Company entered into as of March 1, 2005, an Amendment to Employment Agreement dated as of August 6, 2007, a Second Amendment to Employment Agreement dated as of March 1, 2008, a Third Amendment to Employment Agreement dated as of December 31, 2008, and a Fourth Amendment to Employment Agreement dated as of March 11, 2010 (collectively the “Employment Agreements”);

WHEREAS, Executive wishes to resign his employment and all other positions and titles with the Company and its affiliates and the Company wishes to accept such resignations, effective October 8, 2010 (the “Separation Date”);

WHEREAS, the Parties have mutually agreed that Executive will receive the same separation benefits as he would have received pursuant to the Employment Agreements had his employment been terminated by the Company without Cause (as defined in the Employment Agreements);

WHEREAS, the Parties wish to terminate any and all agreements with each other, including but not limited to the Employment Agreements, except as otherwise specifically provided herein, effective as of the Separation Date; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including but not limited to any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration.  In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement under Section 6 below, the Company agrees as follows:

a.           Payments.  On April 11, 2011, the Company shall pay Executive the gross sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), in a lump sum, less applicable withholding.  Within the later of November 8, 2010 and ten (10) business days following the Effective Date (as defined below), the Company also shall provide a check payable to Executive’s attorney, William M. Crosby, in the lump sum of Two Thousand Five Hundred Dollars ($2,500.00), for Executive’s legal fees related to this Agreement.  It is understood and agreed that Executive is fully responsible for any and all tax liability arising from this payment, that the Company will issue an IRS Form or Forms 1099 documenting this payment, and that Executive will defend and indemnify the Company for any and all tax liability, interest, penalties or other such obligations relating to or arising out of this payment.

b.           COBRA.  Provided Executive timely elects and remains eligible under the federal COBRA law, the Company will continue to pay Executive’s premium for the Company’s group health insurance covering Executive and his spouse and other eligible dependents through the last day of the month ending eighteen (18) months after the Separation Date; provided, however, should Executive secure employment with another entity and become eligible for comparable group health insurance coverage by such entity prior to the expiration of such eighteen (18) month period, Executive shall notify the Company within three (3) business days of becoming eligible for such alternate health insurance coverage and the Company’s obligations under this Section 1(b) shall cease immediately upon receipt of such notice.  At such time as the Company ceases to pay this premium, Executive may be eligible to continue his group health insurance benefits at his own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws.

c.           Bonus.  On April 11, 2011, the Company shall pay Executive the gross sum of Two Hundred Twenty Thousand Five Hundred Thirty-Three Dollars ($220,533.00) in bonus compensation, less applicable withholding, which it is agreed is the greater of the accrued Bonus or Bonus prorated through the Separation Date that has been earned but not paid as defined in the Employment Agreements.  Such bonus payment shall be in lieu of any bonus payment for which Executive may have otherwise been eligible.

d.           Stock Options.  Although there is no provision for repurchase in the options granted to Executive, the Company has chosen to pay Executive, in a lump sum, within the later of November 8, 2010 and ten (10) business days following the Effective Date, the gross sum of Eight Hundred Seventy-four Thousand Eight Hundred Fifty-Eight Dollars ($874,858.00), less applicable withholding, to extinguish all of Executive's rights in all options to purchase shares of the Company’s common stock granted by the Company to Executive and which were outstanding as of the Separation Date, without regard to whether such options are presently exercisable, would have become exercisable or would have expired subsequent to the Separation Date in accordance with their terms or otherwise, and to be completed in conformity with all Securities and Exchange Commission and any other applicable rules and regulations.  It is agreed that the calculation of such lump sum amount is based upon the difference between the average closing price of the Company's shares for the past ninety (90) trading days as of the Separation Date and the exercise prices of those in-the-money options vested and exercisable as of the Separation Date.  Upon the Company’s payment of such lump sum amount to Executive, all options held by Executive (including without limitation all vested and exercisable out-of-the-money options) shall be cancelled and terminated and of no further force and effect.

e.           Product.  Beginning April 11, 2011 through November 7, 2020, the Company shall provide without charge to Executive and his spouse, and only for their personal use, reasonable quantities of the Company’s products, subject to any legal requirements, e.g., physician dispense or prescription, where applicable.

f.           Expenses.  The Company shall also reimburse Executive for any outstanding, reasonable business expenses that he has incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

g.           Resignation.  Executive hereby confirms his resignation from his positions as an employee of the Company and as the Company’s President and Chief Executive Officer, as an employee and President and Chief Executive Officer of OMP, Inc., from his position on the Boards of Directors of the Company and OMP, Inc., and Executive hereby resigns from any additional positions or offices Executive holds with the Company, OMP, Inc. or any subsidiaries or affiliates of either of them, effective as of the Separation Date.

2. Tax Treatment.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Executive acknowledges that the Company has advised him that it considers him to be a "specified employee" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and that Executive has consulted with his own tax counsel regarding the implications thereof.  The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A that does not comply with Section 409A.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect (including, but not limited to, any effects under Section 409A of the Internal Revenue Code of 1986, as amended) associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3. Benefits.  Except as provided in this Agreement, Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

4. Payment of Salary and Receipt of All Benefits.  Regardless of whether Executive signs this Agreement, Executive shall be or has been paid no later than the Separation Date for all salary earned and all accrued and unused vacation earned through the Separation Date.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement or as otherwise provided in this Section 4, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5. Release of Claims by Executive.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.           any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.           any and all claims for violation of the federal or any state constitution;

f.           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.           any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the

Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).  Nothing contained herein releases any of Executive’s rights to indemnification or defense or other rights that arise pursuant to the Company’s bylaws, under any insurance policies maintained by the Company that cover current or former officers or directors, under applicable law, or under the Indemnification Agreement executed September 12, 2006 between Executive and the Company (the “Indemnification Agreement”).

6. Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7. Release of Claims by the Company.  In consideration for, among other terms, Executive’s release of claims in Section 5 above, the Company voluntarily releases and forever discharges Executive on his own behalf and on behalf of his respective heirs, family members, executors, agents or assigns generally from any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against Executive on his own behalf and on behalf of his respective heirs, family members, executors, agents or assigns arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement; provided that the Company does not release Executive from any civil claims based on intentional actions or omissions by Executive resulting in material loss to the Company (“Excepted Claims”).  The Company has no knowledge of or reason to believe that it has any Excepted Claims against Executive.

8. California Civil Code Section 1542.  Executive and the Company acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.  Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

11. Confidentiality.  Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

12. Trade Secrets and Confidential Information/Company Property.  Executive reaffirms and agrees to observe and abide by the terms of any and all confidentiality, trade secrets, proprietary information and invention assignment agreements or undertakings he has signed with the Company, including but not limited to Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 of the Employment Agreement entered into as of March 1, 2005, which Sections shall remain in full force and effect notwithstanding any other provision of this Agreement, but only to the extent not inconsistent with this Agreement; provided, however, that said Section 4.3 is hereby amended to delete subpart (ii) and to revise subpart (i) to read:  “solicit for employment or recommend for employment any person employed by the Company or any affiliate of the Company.”

13. Return of Property.  Executive agrees to return to the Company no later than the Separation Date all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  Executive also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Separation Date.  In the event that Executive discovers that he continues to retain any such property, he shall return it to the Company immediately

14. No Cooperation.  Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

15. Nondisparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only Executive’s last position and dates of employment.  The Company agrees to instruct current members of its Executive Management and Board of Directors to refrain from any public comments that will disparage, defame, libel or slander Executive.

16. Breach.  In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing any and all consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

17. No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

18. Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. Future Cooperation.  Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information.  Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls Executive as a witness or designates or has designated Executive as an agent of the Company.  The Company shall also reimburse Executive for any pre-approved reasonable business travel expenses that Executive incurs on the Company’s behalf as a result of his litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.  In addition, for all time that Executive reasonably expends in cooperating with the Company or any of its affiliates pursuant to this Section 19, the Company shall compensate Executive at the rate of $250 per hour; provided that Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.  The executive agrees to testify truthfully in all proceedings in which he may be called as a witness by any party.

20. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.  Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations.  Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Indemnification Agreement and any and all confidentiality, trade secrets, proprietary information and invention assignment agreements or undertakings he has signed with the Company, including but not limited to those sections of the Employment Agreement entered into as of March 1, 2005 referenced in Section 12 of this Agreement, all of which remain in full force and effect to the extent not inconsistent with this Agreement.

25. No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26. Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date.  Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement.  Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)             he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)             he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

October 15, 2010	By:	/s/ Steven R. Carlson
Steven R. Carlson

Obagi Medical Products, Inc.

October 15, 2010	By:	/s/ Albert F. Hummel
Albert F. Hummel
Chief Executive Officer

Obagi Medical Products, Inc.

October 15, 2010	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer